                                                                    EXHIBIT h(4)

                                                                February 5, 2001

Warburg Pincus Trust
466 Lexington Avenue
New York, New York 10017

         RE: CO-ADMINISTRATION SERVICE FEES

Ladies and Gentlemen:

         This letter constitutes our agreement with respect to compensation to be paid to PFPC Inc. ("PFPC") under the terms of a Co-Administration Agreement dated June 20, 1995, between you (the "Trust") and PFPC, as amended. Pursuant to Paragraph 11 of that Agreement, and in consideration of the services to be provided to you, on behalf of the Global Telecommunications Portfolio (the "Portfolio") you will pay PFPC an annual co-administration fee, to be calculated daily and paid monthly. You will also reimburse PFPC for its out-of-pocket expenses incurred on behalf of the Portfolio, including, but not limited to: postage and handling, telephone, telex, FedEx and outside pricing service charges.

         The annual administration and accounting fee with respect to the Global Telecommunications Portfolio shall be 0.11% of the Portfolio's first $500 million in average daily net assets, 0.09% of the next $1 billion in average daily net assets and 0.07% of average daily net assets over $1.5 billion.

         The fee for the period from the day of the year this agreement is entered into until the end of that year shall be pro-rated according to the proportion which such period bears to the full annual period.

         If the foregoing accurately sets forth our agreement, and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                       Very truly yours,

                                       PFPC INC.

                                       By: _____________________________________
                                           Name:
                                           Title:

Acceptance:

WARBURG PINCUS TRUST

By: /s/Hal Liebes
    -------------
    Name: Hal Liebes
    Title: Vice President and Secretary